EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 27, 2017, relating to the financial statements and financial highlights, which appear in Aberdeen Chile Fund, Inc. and Aberdeen Latin America Equity Fund, Inc.’s Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA
February 15, 2018